                                                                   EXHIBIT 10.20



                               SEVERANCE AGREEMENT


         This Severance Agreement (the "Agreement") is made and entered into as of the 12th day of August, 2003, by and between Franklin Bank Corp. (the "Buyer"), Jacksonville Bancorp, Inc. ("Seller"), Jacksonville Savings Bank, SSB (the "Bank"), Jacksonville IHC, Inc. (the "Intermediate Holding Company") (Seller, the Bank and/or the Intermediate Holding Company, as the case may be, or their applicable survivors, "Employer") and Jerry M. Chancellor ("Employee").

                                    RECITALS

         WHEREAS, Employee is currently employed by Employer pursuant to the Employment Agreement by and among Employer and Employee dated March 10, 1998 (the "Employment Agreement"); and

         WHEREAS, Employer is a party to that certain Agreement and Plan of Merger ("Merger Agreement"), dated as of August 12, 2003, between Buyer, a subsidiary of Buyer and Employer; and

         WHEREAS, Employer and Employee desire by mutual consent to cancel and terminate in its entirety the Employment Agreement and replace it with this Agreement; and

         WHEREAS, Employer will terminate all deferred compensation plans, policies and agreements with the Employee (his "Deferred Compensation Agreement"), and shall distribute all amounts thereunder in a manner consistent with the terms hereof.

         NOW, THEREFORE, for and in consideration of the premises, the execution and delivery by Employer and Employee of good and valuable consideration, the receipt and sufficiency of which the parties hereto now acknowledge, the parties hereto, intending to be legally bound, agree as follows:

         1. Termination of Employment Agreement/Initial Payment/Deferred Compensation.

            1.1. Termination of Employment Agreement. Effective as of the Effective Time (as defined in the Merger Agreement), the Employment Agreement shall be cancelled and terminated, and from and after the Effective Time, shall be void and of no force or effect. From and after the Effective Time, this Agreement shall govern the rights and obligations of Employer and Employee arising upon the termination of Employee's employment by Employer for any reason whatsoever, including, without limitation, Employee's resignation. Effective as of the Effective Time, Employee hereby waives any right to any compensation, benefits, or severance available under the Employment Agreement due to its termination pursuant to the provisions hereof, or otherwise.

            1.2. Initial Payment. On the date (the "Effective Date") on which the Effective Time occurs, the Employer shall make a lump sum payment to Employee equal to the cash payment to which Employee would have been entitled to receive under Section 7.9(d) of the Employment Agreement as determined in accordance with the provisions thereof (including


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
without limitation the provisions of the penultimate and ultimate sentences of such Section 7.9(d)) had Employee resigned under clause (ii) of the definition of Good Reason (as defined in the Employment Agreement) immediately after the Effective Time. For the avoidance of doubt, and notwithstanding anything herein to the contrary, no amounts payable pursuant to Section 1.2 of this Agreement shall be taken into account in computing any benefits under any plan, program or arrangement of Employer or Buyer.

            1.3. Deferred Compensation. Employee hereby acknowledges and agrees that, as of the date hereof, the total amount of all deferred compensation (including accumulated interest through the date hereof) to which Employee shall be entitled to receive under his Deferred Compensation Agreement is the amount set forth on Schedule A hereto. Employee further acknowledges and agrees that, as of the Effective Date, in full satisfaction of Employer and its affiliates' obligations to Employee under his Deferred Compensation Agreement, Employee shall be paid the sum of (i) the amount set forth on Schedule A, (ii) any interest and earnings thereon from the date hereof until the Effective Date and
(iii) additional accruals pursuant to his Deferred Compensation Agreement between the date hereof and the Effective Date incurred in the ordinary course of business consistent with past practice.

            1.4. Additional Payment. In consideration for agreeing to continue the Employee's employment with the Employer and agreeing to the other provisions of this Agreement, on the Effective Date, the Buyer shall make a lump sum cash payment to the Employee in the amount set forth on Schedule A (the "Additional Payment").

         2. Terms of Employment.

            2.1. Base Salary. During Employee's employment with Employer, Employee shall be entitled to an annual base salary in the amount set forth on Schedule A ("Annual Base Salary") payable no less frequently than in monthly installments or in accordance with Employer's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Annual Base Salary" shall refer to Annual Base Salary as set forth on Schedule A.

            2.2. Annual Bonus. During Employee's employment with Employer, Employee shall be eligible to receive discretionary annual bonuses with a target in the amount set forth on Schedule A, subject to the performance of Buyer and the performance of Buyer in the market in which Jacksonville Bancorp, Inc. ("Jacksonville") currently conducts business, provided that in respect of the first year following the Effective Date, Employee shall receive a bonus at least equal to the target amount for such year set forth on Schedule A.

            2.3. Perquisites. During the three-year period following the Effective Time, subject to Employee's continued employment with Employer, Employee shall be eligible to receive from Employer a club allowance of $200 per month and use of an Employer-provided automobile, Employer-paid automobile insurance and gas for reasonable use of such automobile in a manner consistent with Jacksonville's prior practice.

            2.4. Business Expenses. In addition to any other compensation or benefits provided for under this Agreement, the Employer shall reimburse Employee for all reasonable


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business expenses incurred by Employee, in accordance with Franklin's expense reimbursement policies.


         3. Employee's Right to Severance Payments.

            3.1. Termination by Employer Without Cause. Effective as of the Effective Time, upon the termination of Employee's employment by Employer (which for purposes of this Section 3 shall include Buyer and any successor or affiliate of Buyer or Employer) for any reason other than for Cause (as defined below), Employee shall be entitled to receive a severance payment from Employer in an amount determined in accordance with this Agreement ("Severance Payment").

                  (i) If Employee's termination for any reason other than Cause (as defined below) occurs during the one-year period commencing on the Effective Date, the Severance Payment shall be equal to Employee's Annual Base Salary. In this circumstance, Employer shall pay the Severance Payment to Employee in equal monthly installments over a twelve-month period beginning on the last day of the first full month following the date of any such termination.

                  (ii) If Employee's termination for any reason other than Cause (as defined below) occurs at any time after the expiration of the one-year period commencing on the Effective Date, the Severance Payment shall be equal to the greater of (i) one-half of Employee's Annual Base Salary or (ii) the severance available to Employee under a severance policy of Employer applicable to its executive officers then in effect, if any. If Employee is entitled pursuant to this Section 3.1(ii) to one-half of Employee's Annual Base Salary, then Employer shall pay the Severance Payment to Employee, in equal monthly installments over a six-month period beginning on the last day of the first full month following the date of any such termination. If Employee, however, is entitled pursuant to this Section 3.1(ii) to a severance under a severance policy of Employer, then Employer shall pay the Severance Payment to Employee in accordance with such policy.

            3.2. Termination for Cause and Other Events. Notwithstanding the foregoing, should Employer terminate Employee's employment for Cause, or if Employee shall die, become disabled, voluntarily resign or for any reason other than described in Section 3.1 shall cease to be employed by Employer, Employee shall not be entitled to any Severance Payment from Employer.

         4. Employee's Additional Rights Upon Termination or Resignation. All of Employee's rights to any other compensation or benefits shall be canceled and terminated in all respects concurrently with the termination of Employee's employment by either Employer or Employee; provided, that the foregoing provision shall not terminate Employee's rights, if any, with respect to (i) accrued retirement benefits to which Employee may be entitled under any other agreement with, or plan sponsored by, Employer, (ii) stock options granted by Employer to Employee which are vested and exercisable at the time of the termination of Employee's employment, or (iii) accrued and unused vacation for which Employee is entitled to payment under the Company's policy at the time of the termination of Employee's employment.


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Notwithstanding the foregoing, after any termination of Employee's employment,
Employee may elect to continue to participate, at Employee's own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

         5. Definition of "Cause". When used in connection with the termination of Employee's employment, "Cause" shall mean: (i) Employee's material breach of any of his obligations under this Agreement (including Employee's failure to perform any of the material duties assigned to him pursuant to the Employment Agreement) after Employee has been given at least thirty days prior written notice specifying such breach and a reasonable opportunity after such notice to cure such breach, if curable; (ii) Employee's failure to adhere to any material written policy of Employer after Employee has been given at least thirty days prior written notice specifying the failure and a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to (A) a felony or the equivalent thereof, or (B) any other crime which results in the imprisonment of Employee; (iv) the commission by Employee of an act of fraud upon Employer or any of its affiliates; (v) the misappropriation (or attempted misappropriation) of any funds or property of Employer or any of its affiliates by Employee; (vi) the engagement by Employee in any direct, material conflict of interest with Employer without compliance with Employer's conflict of interest policy, if any, then in effect; (vii) the engagement by Employee, without the written approval of the Board of Directors of Employer, in any activity which competes with the business of Employer or any of its affiliates or which would result in a material injury to Employer or any of its affiliates; (viii) the engagement by Employee in any activity which would constitute a material violation of the provisions of Employer's written business ethics or corporate governance policy, if any, then in effect; or (ix) commission by Employee of an act involving moral turpitude which (A) brings Employer into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of Employer.

         6. Covenant Not To Compete.

            6.1. Noncompetition. In consideration for the payments made to Employee under Section 1.2 and other good and valuable consideration, Employee agrees that if Employee's employment with Employer is terminated for any reason whatsoever, including, without limitation, Employee's resignation, Employee for a period of three years from and after such termination shall not, either individually or together with any other individual or organization, within
Texas:

                  (i) Transact any commercial banking or other banking related business with any customer, depositor or client of Employer or its affiliates or successors, other than on behalf of Employer or any of its affiliates or successors;

                  (ii) Directly or indirectly induce any employee or service-provider of Franklin or its affiliates or successors (including without limitation employees co-employed by Administaff Companies II, L.P. ("Administaff")) (all such employees and service-providers collectively, "Service Providers") to terminate his or her employment


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
         with Franklin or its affiliates or successors or Administaff or its affiliates or successors, or to hire any Service Providers or former Service Providers;

                  (iii) Cause, induce or encourage, directly or indirectly, any customer, depositor or client of Employer, its affiliates or successors to terminate or adversely change any relationship with, Employer, its affiliates or successors or cause, induce or encourage any potential supplier, customer, depositor or client to not enter into any business relationship with Employer, its affiliates or successors; or

                  (iv) Directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), director, advisory board member, joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, consultant or co-worker, enter into, conduct, participate or engage in the business of banking or in any type of business which is being conducted by Employer on the date of such termination, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, however, that nothing in this Section 6.1 shall prevent Employee from owning as a passive investor less than one percent of the outstanding stock or other equity interests of any publicly-held entity engaged in the financial services industry.

            6.2. Restrictions Reasonable. Employee agrees that the limitations set forth in Section 6.1 on his rights to compete with Employer and its affiliates are reasonable and necessary for the protection of Employer and its affiliates and that the compensation provided to Employee under this Agreement constitute adequate consideration for his obligations under Section 6.1. In this regard, Employee specifically agrees that, in view of the specific and limited nature of the current and proposed business of Employer and the compensation provided to Employee under Section 1.2 in consideration for the restrictions set forth in Section 6.1, the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified in Section 6.1, are reasonable and necessary for the protection of Employer and its affiliates. Employee agrees that, in the event that the provisions of Section 6.1 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

            6.3. Injunctive Relief. Employee agrees that the remedy at law for any breach by him of Section 6.1 will be inadequate and that, in the event of any breach or threatened breach of the provisions of Section 6.1, Employer shall also be entitled to injunctive relief without the necessity of posting any bond.

         7. Successors and Assigns.

            7.1. Assignment. Employee may not assign his rights or delegate his duties hereunder without the prior written consent of Employer. Employer may assign its rights hereunder without the consent of Employee. Any person may succeed to the rights of Employer


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hereunder by operation of law in connection with any merger, consolidation or share exchange involving Employer without the consent of Employee.

            7.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns. Except as set forth in Sections 7.1 or this Section 7.2, no person or entity not a party to this Agreement shall have rights hereunder as a third party beneficiary or otherwise.

         8. Choice of Law. This Agreement has been negotiated and executed, and is to be substantially performed, in the state of Texas. Any rights or obligations of the parties shall be governed by and construed under the laws of the state of Texas without regard to principles of conflicts of laws.

         9. Notices. Any notice provided for by this Agreement and any other notice, demand or communication that any party may wish to send to the other shall be in writing and either delivered in person or sent by registered or certified United States mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth below:

         If to Employee, at the following address:

            At the most recent address on file at Employer.

         If to Employer or Buyer:

            Franklin Bank Corp.
            9800 Richmond Avenue
            Suite 680
            Houston, Texas  77042
            Attn:  Glenn Mealey
            Facsimile:  (713) 339-8918

         with a copy to:

            Jeremy L. Goldstein
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019

         Any address or name specified above may be changed by a notice given by the addressee to the other party in accordance with this Section 9.

         10. Waiver and Survival of Rights. No act, failure, omission, or delay, in whole or in part by any party hereto in exercising any right, power, or privilege under this Agreement shall be a waiver to exercise any such right, power, or privilege. The rights and remedies in this Agreement are cumulative and not exclusive, of any rights or remedies provided at law or equity. All covenants and rights of the parties under this Agreement shall survive the expiration or


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termination of the employment agreement between them, until all such covenants and rights shall have been performed in full.

         11. Entire Agreement and Amendments. This Agreement represents the entire understanding between the parties relating to Employee's rights to any severance payment and supersedes all prior agreements (including the Employment Agreement) and negotiations between the parties. This Agreement cannot be changed or amended except by a written agreement, which makes specific reference to this Agreement and is signed by the parties.

         12. Not an Employment Agreement. This Agreement does not constitute an agreement by Employer to employ Employee for any period of time. Employee is and shall at all times during the term of this Agreement be an "at will" employee of Employer.

         13. Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

         14. Counterparts. This Agreement may be signed in multiple counterparts, each of which shall have the same effect as originals but all such counterparts collectively shall constitute the same instrument.

         15. Headings. The headings to Paragraphs of this Agreement are for information purposes only and shall not constitute a part of this Agreement.

         16. Terminology. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neuter genders, shall include all other genders, and the singular shall include the plural and vice versa.

         17. Representation by Counsel; Interpretation. Employee acknowledges that he has been provided with a reasonable opportunity to consult with counsel in connection with entering into this Agreement, and that any rule of law or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         18. Further Assurances. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments that may be reasonably required to implement the purposes of this Agreement.

         19. Withholding. Employer will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits


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

provided to or for you by Employer or any affiliate pursuant to this Agreement. Employee hereby agrees to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Company reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes.

         20. Termination of Merger Agreement. This Agreement is executed and delivered contemporaneously with the execution and delivery of the Merger Agreement, but shall become effective on and as of the Effective Date (as defined in the Merger Agreement) of the Merger. If the Effective Date shall not occur, this Agreement shall not become effective but shall be void and of no force or effect. In such event, the Employment Agreement shall not be terminated but shall continue in full force and effect.

                  [Remainder of Page Intentionally Left Blank]





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         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.


                                      FRANKLIN BANK CORP.


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                      JACKSONVILLE BANCORP, INC.


                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                      JACKSONVILLE SAVINGS BANK, SSB


                                      By:
                                          -------------------------------------
                                          Name:
                                          Title:


                                      EMPLOYEE



                                      ------------------------------------------
                                      Jerry M. Chancellor





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


                                   Schedule A


Amount of deferred compensation:                              $319,186.81


Base salary                                                   $150,000.00


Additional Payment                                            $ 45,600.00


Target bonus                                                  $ 75,000.00





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